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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            SCC COMMUNICATIONS CORP.
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                                (Name of issuer)

                        Common Stock, $0.001 Par Value
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                         (Title of Class of Securities)

                                   78388X-10-1
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                                 (Cusip Number)


                                October 2, 1998
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             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X] Rule 13d-(c)                         [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

--------------------------                            --------------------------
CUSIP NO.  78388X-10-1             SCHEDULE 13G               PAGE 2  OF 6 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  Gotham Capital V, LLC
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           595,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      595,000
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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  595,000
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  5.5%
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12.               TYPE OF REPORTING PERSON

                  00 - Limited Liability Company
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--------------------------                            --------------------------
CUSIP NO.  78388X-10-1             SCHEDULE 13G               PAGE 3  OF 6 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  Joel M. Greenblatt
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           595,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      595,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  595,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  5.5%
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12.               TYPE OF REPORTING PERSON

                  IN
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
                                                              PAGE 4 OF 6 PAGES
                                                                  ---  ---
ITEM 1.

      (a) Name of Issuer:  SCC Communications Corp.
                           -------------------------------

      (b) Address of Issuer's Principal Executive Offices:

                           6285 Lookout Road,  Boulder, Colorado 80301
                           --------------------------------------------
ITEM 2.

      (a) Name of Persons Filing:
      (b) Address of  Principal  Business  Office or, if none,  Residence:
      (c) Citizenship:

                           Joel M. Greenblatt
                           100 Jericho Quadrangle
                           Suite 212
                           Jericho, NY 11753
                           (United States Citizen)


                           Gotham Capital V, LLC
                           100 Jericho Quadrangle
                           Suite 212
                           Jericho, NY 11753
                           (Delaware limited liability company)


      (d) Title of Class of Securities:   common stock, $0.001 Par value
                                         ----------------------------------
      (e) CUSIP Number:   78388X-10-1
                          -----------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act

     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940

     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act

     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

     (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to ss.240.13d-1(c), check this box [ X ].

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                                                              PAGE 5 OF 6 PAGES
                                                                  ---  ---
ITEM 4.   OWNERSHIP

      Provide the following information as of that date and identify those shares which there is a right to acquire.

      JOEL M. GREENBLATT*

      (a) Amount Beneficially Owned:  595,000
                                    --------------------------------------------
      (b) Percent of Class:    5.5%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

            (i)sole power to vote or to direct the vote:   0
                                                         -----------------------
           (ii)shared power to vote or to direct the vote: 595,000
                                                          ----------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
           (iv) shared power to dispose or to direct the disposition of: 595,000
                                                                         -------

      GOTHAM CAPITAL V, LLC

      (a) Amount Beneficially Owned:  595,000
                                    --------------------------------------------
      (b) Percent of Class:    5.5%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

            (i)sole power to vote or to direct the vote:   0
                                                         -----------------------
           (ii)shared power to vote or to direct the vote: 595,000
                                                          ----------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
           (iv) shared power to dispose or to direct the disposition of: 595,000
                                                                         -------

*SHARES REPORTED FOR JOEL M. GREENBLATT  REPRESENT SHARES  BENEFICIALLY OWNED BY
 GOTHAM CAPITAL V, LLC, WHICH MAY BE DEEMED TO BE CONTROLLED BY MR. GREENBLATT WHO IS THE MANAGER THEREOF.



ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable


Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

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                                                              PAGE 6 OF 6 PAGES
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable


ITEM 10. CERTIFICATION

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated this 13th day of October, 1998.

                                            Gotham Capital V, LLC

                                            By: /s/Joel M. Greenblatt
                                                --------------------------------
                                                Joel M. Greenblatt, Manager



                                                /s/Joel M. Greenblatt
                                                --------------------------------
                                                Joel M. Greenblatt, individually